Exhibit 3.1

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF P.V. NANO CELL LTD.

Company Number 514287093

Interpretation; General

1.	In these Third Amended and Restated Articles of Association, in addition to the terms defined elsewhere herein, unless the context requires otherwise the following terms shall have the respective meanings ascribed to them below:

1.1	“Articles” means these Third Amended Articles of Association of the Company, as shall be in force from time to time.

1.2	“Board of Directors” means the board of directors of the Company as constituted from time to time in accordance with the Companies Law and these Articles.

1.3	“Business Day” means Sunday to Thursday, inclusive, with the exception of holidays and official days of rest in the State of Israel.

1.4	“Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including any regulations promulgated thereunder.

1.5	“Companies Ordinance” means the relevant sections of the Companies Ordinance (New Version), 5743-1983, as currently in effect, and as may be amended from time to time, and any regulations promulgated by virtue thereof.

1.6	“Company” means P.V. Nano Cell Ltd., company number 514287093

1.7	“General Meeting” means the Annual General Meeting (as defined in Article 32 below) of the Company’s Shareholders and any Special General Meeting (as defined in Article 33 below) of the Company’s Shareholders.

1.8	“Office” means the office of the Company as recorded with the Israeli Registrar of Companies.

1.9	“Office Holder” means a Director and any other person defined as such in Section 1 of the Companies Law.

1.10	“Ordinary Majority” means a majority of more than 50% of all the actual votes cast by the Shareholders present (either in person, through proxy or through written ballot), and entitled to vote on the relevant proposal in a General Meeting (or Class Meeting, if applicable), without taking into account abstentions.

1.11	“Register” means the share register of the Company maintained pursuant to Sections 130 - 134 of the Companies Law and including an “Additional Register” kept pursuant to Section 138 of the Companies Law, if the Company elects to have an Additional Register. For the avoidance of doubt, the list of shareholders kept by the Company’s transfer agent regarding the holder(s) of the Company’s securities shall be deemed an “Additional Register” for the purposes of these Articles.

1.12	“Registered Shareholders” means only those Shareholders who are registered in the Register.

1.13	“Securities” means securities of any kind, including shares of any class, options, warrants, convertible debentures and securities by their terms convertible or exchangeable for shares or securities of any class, or any rights or options to subscribe for, purchase or otherwise acquire any shares of any class in any manner.

1.14	“Securities Law” means the Israeli Securities Law 5728-1968, as amended from time to time, including any regulations promulgated thereunder.

1.15	“Shareholder” means a person or corporate entity that is registered as a shareholder in the Register or in whose favor a share is registered with a stock exchange registration company and that share has been included amongst the shares registered in the Register in the name of the registration company, if the Company shares or any part thereof shall be registered with a stock exchange.

1.16	“Share” shall have the meaning given to it in Article 5 below.

Unless the subject or the context otherwise requires: (i) words and expressions defined in the Companies Law shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) words and expressions importing persons shall include bodies corporate; (v) the word “or” is not exclusive; (vi) the word “including” means including without limiting the generality of any description preceding such terms and shall be deemed to be followed by the phrase “without limitation”; (vii) the terms “these Articles”, “hereof”, “hereunder”, “herein” and similar expressions refer to these Articles as a whole, and not to any particular Article, subsection or other portion hereof; (viii) all references in these Articles to “Dollars” or “$” shall mean the lawful currency of the United States of America and all references to “NIS” shall mean the lawful currency of the State of Israel; (ix) the term “law” means the applicable provisions of any “din,” as defined in the Interpretation Law, 1981, as well as the rules and regulations of any stock exchange, stock market or over-the-counter market on which the Shares (and if applicable, other Securities of the Company) are listed for trade; (x) the term “shares” includes “Shares”; (xi) references to a law or to a specific section thereof shall be construed as a reference to such law or section, as the same may have been, or may from time to time be, amended, succeeded or re-enacted; and (xii) the term “writing” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed, scanned or represented or reproduced by any mode of reproducing words in a visible form, including facsimile, computer file, electronic mail or other form of writing produced by electronic communication.

The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof. The specific provisions of these Articles shall supersede the provisions of the Companies Law and the Companies Ordinance, as applicable, to the extent permitted under the Companies Law and the Companies Ordinance, as applicable. Wherever these Articles state that the provisions hereof shall apply subject to the provisions of the Ordinance and/or subject to the provisions of the Companies Law and/or subject to the provisions of applicable law, the intention is to the provisions of the Ordinance and/or the provisions of the Companies Law and/or the provisions of applicable law, which cannot be derogated from, unless the context requires otherwise. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law and the Companies Ordinance, as applicable, shall govern.

Name of the Company

2.	The name of the company is P.V. Nano Cell Ltd.

Private Company

3.	The Company is a private company as such term is defined in the Companies Law.

Purpose

4.	The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Companies Law.

The Share Capital of the Company and the Rights Attached to Shares

5.	The authorized share capital of the Company is NIS 1,000,000, divided into 100,000,000 Ordinary Shares with a nominal value of NIS 0.01 per share (each a “Share” and collectively the “Shares”). The Company may alter its authorized share capital in accordance with the provisions of the Companies Law.

6.	The Shares shall entitle their owners to:

6.1	An equal right to participate in and vote at the General Meetings of the Company. Each of the shares in the Company shall entitle its owner present at the meeting and participating in the vote in person, by proxy, or by means of a letter of voting, to one vote;

6.2	An equal right to participate in the distribution of dividends, whether in cash or in benefit shares, in the distribution of assets, or in any other distribution, according to the proportionate nominal value of the shares held thereby;

6.3	An equal right to participate in the distribution of the surplus assets of the Company in the event of its liquidation in accordance with the proportionate nominal value of the shares held thereby.

7.	The Board of Directors is entitled to issue shares and other convertible securities or securities that may be realized as shares up to the limit of the Company’s authorized share capital. For the purpose of calculating the limit of the authorized share capital, convertible securities or securities that may be realized as shares shall be considered to have been converted or realized as of their date of issue.

Limited Liability

8.	The liability of each of the Company’s Shareholders for the Company’s debts is limited to the full payment of the nominal value (subject to Section 304 of the Companies Law) of the Shares in the Company held by such Shareholder and which remains unpaid, and only to that amount. If at any time the Company shall issue shares with no nominal value, the liability of the Shareholders shall be limited to the payment of the amount which the Shareholders should have paid the Company in respect of each Share in accordance with the conditions of such issuance.

Donations

9.	The Company is entitled to donate a reasonable sum of money for charitable purposes. The Board of Directors of the Company is entitled to determine, at its discretion, rules for the making of donations by the Company.

Changes in Share Capital

10.	Subject to the provisions of these Articles and applicable law, the Company may from time to time increase the Company’s authorized share capital by creating new shares of an existing type or a new type, all as shall be determined in the decision of the General Meeting.

Subject to the Companies Law, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company with the approval of an Ordinary Majority of Shareholders voting at a General Meeting and subject to the approval by an Ordinary Majority of each class of shares present and voting at a separate class meeting of the holders of the shares of such class (a “Class Meeting”). For the avoidance of doubt, any change of rights that requires an amendment to these Articles shall be subject to the provisions of Article 92 below.

Consolidation, Subdivision, Cancellation and Reduction of Share Capital

11.	Subject to the provisions of these Articles and applicable law, the Company may, from time to time with the approval of an Ordinary Majority of Shareholders voting at a General Meeting and subject to the approval by an Ordinary Majority at a Class Meeting, if applicable:

11.1	consolidate all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

11.2	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

11.3	cancel any authorized shares not yet issued, provided that the Company has made no commitment, including a conditional commitment, to issue such shares; or

11.4	reduce its share capital in any manner, subject to any authorization or consent required by applicable law.

12.	With respect to any consolidation of shares and any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto as it deems fit, including, inter alia, by resorting to one or more of the following actions:

12.1	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

12.2	to the extent as may be permitted under the Companies Law, redeem or purchase such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

12.3	to the extent as may be permitted under the Companies Law, cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article.

Issuance of Shares

13.	Subject to the provisions of these Articles, the authorized and unissued share capital of the Company shall be at the disposal of the Board of Directors which may without specifically limiting or affecting any rights previously conferred on the holders of any existing shares, offer, allot, grant options over or otherwise dispose of shares or other Securities convertible or exchangeable or exercisable into shares, to such persons, at such times and upon such terms and conditions as the Company may determine by resolution of the Board of Directors including that the consideration therefor be paid in cash, kind or otherwise, as the Board of Directors deems appropriate.

14.	The authorization of a new series of shares or class of shares, or the issuance of such shares, shall not be deemed, for any purpose hereunder, to modify or abrogate the rights attached to an existing class of shares if the rights attached to the new class of shares apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different Shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares), even if one may argue that the economic value of the shares was decreased by such an act.

15.	Subject to the provisions of these Articles, the Board of Directors may issue Shares, redeemable Securities (including for the removal of doubt, redeemable shares) and other Securities, at par value, with no par value or by way of a premium, according to such stipulations and conditions and having such rights as will be determined by the Board of Directors.

16.	The Board of Directors may decide on the issuance of a series of bonds or other debt Securities within the framework of its authority or to take a loan on behalf of the Company and within the limits of the same authority.

17.	The Shareholders of the Company at any given time shall not have any preemptive right or priority or any other right whatsoever with respect to the acquisition of Securities of the Company. The Board of Directors, in its sole discretion, may decide to offer Securities of the Company first to existing Shareholders or to any one or more of them.

18.	The Company is entitled to pay a commission (including underwriting fees) to any person, in consideration for underwriting services, or the marketing or distribution of Securities of the Company, whether reserved or unreserved, as determined by the Board of Directors. Payments, as stated in this Article, may be paid in cash, Shares or in other Securities of the Company, or any combination thereof.

Issuance of Share Certificates; Replacement of Lost Certificates

19.	Share certificates in respect of issued Shares shall, if issued, be issued under the seal or the rubber stamp of the Company or the Company printed name, and shall bear the signature of the Chief Executive Officer and the Chairperson of the Board, or of any other person or persons authorized thereto by the Board of Directors.

20.	Each Registered Shareholder shall be entitled to receive from the Company, at such shareholder’s request, within a period of up to 45 days after the issuance or registration of the shares of such Registered Shareholder to one or more numbered certificate for all the shares of any class registered in his name, in such form as shall be determined by the Board of Directors consistent with the Companies Law.

21.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register in respect of such co-ownership and the Company shall not be obligated to issue more than one certificate as aforesaid.

22.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors or the Company may think fit.

23.	Except as otherwise provided in these Articles, the Company shall be entitled to treat any Shareholder as the absolute owner of any shares registered in such Shareholder’s name, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

Payments for Shares

24.	All the shares in the Company’s issued capital shall be fully paid up shares. Without derogating from that stipulated in this Article, the Board of Directors may forfeit a share allotted by the Company and sell it, if the consideration undertaken for it by a Shareholder, fully or partially, has not been paid to the Company, and the provisions of the Companies Law in this matter shall apply.

Transfer of Shares

25.	The Company’s Shares are transferable. The transfer of shares by a shareholder registered as the holder of such Shares in the Company’s Register, must be made in writing, and it shall be recorded only if:

25.1	All transfers of Shares shall be made in writing in a form reasonably satisfactory to the Board of Directors and/or to the Company’s transfer agent (a “Share Transfer Deed”). The Share Transfer Deed shall be accompanied by the certificates of the share intended for transfer, if such were issued, and shall be delivered to the Company or its transfer agent; provided that the Board of Directors may approve other methods of recognizing the transfer of Shares, taking into account the manner of trading of the Company’s shares. The Share Transfer Deed shall be signed by the transferor and by a witness confirming the signature of the transferor. In the event of the transfer of Shares that are not fully paid as of the date of transfer, the Share Transfer Deed shall also be signed by the recipient of the Share; or

25.2	A court order for the amendment of the Register shall be delivered to the Company; or

25.3	It shall be proved to the Company (to the satisfaction of the Board of Directors) that lawful conditions pertain for the transfer of the right to the Share.

The transfer of Shares that have not been fully paid requires the authorization of the Board of Directors, which is entitled to refuse to grant its authorization at its absolute discretion and without stating grounds therefor. Subject to the forgoing, the effectiveness of a transfer of Shares shall not require the prior approval of the Board of Directors. The transfer of a fraction of a Share shall lack validity.

The Company may impose a fee for registration of a Share transfer, at a reasonable rate as may be determined by the Board of Directors from time to time.

26.	Subject to the provisions of the Companies Law, the transferor shall be deemed to remain the holder of the transferred Shares until the transfer is entered into the Register and the transferee is registered as the holder thereof in the Register.

27.	The Company may close the Register for a period of time to be determined by the Board of Directors provided that it is not more, in total, than thirty (30) days annually. During the period that the Register is closed, no transfer of Shares by a Registered Shareholder shall be registered in the Register.

Transmission of Shares

28.	Decedents Shares. Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the Shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto to the satisfaction of the Board of Directors.

29.	Receivers and Liquidators. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the Shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto to the satisfaction of the Board of Directors.

30.	Notwithstanding the foregoing, subject to the provisions of the Companies Law and the provisions of these Articles, if it is proven to the Company to the satisfaction of the Board of Directors and by means to be determined by the Board of Directors that the conditions in law for the endorsement of a right in the shares registered in the Register in the name of a Shareholder exist, the Company will recognize the endorsee and the endorsee only as holding the right of the said Shares.

Record Date for General Meetings

31.	The Shareholders entitled to receive notice of (in accordance with these Articles), to participate in and to vote at a General Meeting, or to express consent to or dissent from any corporate action in writing, shall be determined by the Board of Directors subject to the restrictions set forth under the Companies Law. Unless provided otherwise in the notice provided by the Company regarding such General Meeting, a determination of Shareholders of record with respect to a General Meeting shall apply to any adjournment of such meeting if it is held within no later than 30 days following the date on which such General Meeting was to be held.

General Meetings

32.	Annual General Meeting. An annual General Meeting shall be held once in every calendar year, but not later than 15 months after the previous General Meeting, at such time as is required in accordance with applicable law and at such place either within or outside of the State of Israel as may be determined by the Board of Directors, and shall deliberate over the matters required by the Companies Law or other applicable law to be deliberated upon at an annual general meeting or such other matters as shall be determined by the Board of Directors. These General Meetings shall be referred to as “Annual General Meetings”.

33.	Special General Meetings. All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, whenever it deems fit, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

The Board of Directors shall be obligated to convene a Special General Meeting upon requisition in writing in accordance with Section 63 of the Companies Law.

34.	Shareholder Proposals.

34.1	A shareholder (a “Proposing Shareholder”) holding one percent or more of the outstanding voting rights in the Company may request, subject to the provisions of Section 66(b) of the Companies Law, that the Board of Directors include a proposal on the agenda of a General Meeting to be held in the future, provided that the Proposing Shareholder gives timely notice of such request in writing (a “Proposal Request”) to the Company and the Proposal Request complies with all the requirements of this Article 34, these Articles and applicable law and stock exchange rules (if applicable). To be considered timely, a Proposal Request must be delivered, either in person or by certified mail, postage prepaid, and received at the principal executive office of the Company, no less than sixty (60) days prior to the date of issuance of the Company’s proxy statement summoning a General Meeting.

34.2	The Proposal Request shall set forth all the following: (i) the name, business address, telephone number and fax number or email address of the Proposing Shareholder (or each member of the group constituting the Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Ordinary Shares held by the Proposing Shareholder, directly or indirectly, and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such Proposing Shareholder is not the holder of record of any such Ordinary Shares, a written statement from the holder of record or authorized bank, broker, depository or other nominee, as the case may be, indicating the number of Shares the Proposing Shareholder is entitled to vote as of a date that is no more than ten (10) days prior to the date of delivery of the Proposal Request; (iii) any agreements, arrangements, understandings or relationships between the Proposing Shareholder and any other person with respect to any securities of the Company or the subject matter of the Proposal Request; (iv) the Proposing Shareholder’s purpose in making the Proposal Request; (v) the complete text in the English language of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a statement in support of the Proposing Shareholder’s proposal included in the Company’s proxy statement, a copy of such statement, which shall be in the English language; and (vi) a statement of whether the Proposing Shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest.

34.3	If the proposal of the Proposing Shareholder is to nominate a candidate for election to the Board of Directors, the Proposal Request shall set forth, in addition to the requirements set forth in Article 34.2, the following: (i) a declaration signed by the nominee and the other information required under Section 224B of the Companies Law; (ii) to the extent not otherwise provided in the Request Proposal, all the declarations, documents and other information required pursuant to the Companies Law and any other law to which the Company shall be subject at that time, including the rules of every stock exchange on which the Company’s shares are listed for trade at that time, in order to propose the candidate for election and in order for him to be appointed as a director; (iii) if the Shares are listed, a representation of whether the nominee meets the objective criteria for an independent director of the Company under the listing rules of the stock exchange on which the Shares are then listed, and if not, an explanation of why not, and (iv) a statement signed by the nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting and, if elected, to serve on the Board of Directors.

34.4	In addition to the forgoing, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Company shall be entitled to publish information provided by a Proposing Shareholder pursuant to this Article 34, and the Proposing Shareholder shall be responsible for the accuracy thereof.

34.5	The information required pursuant to this Article 34 shall be updated as of the record date of the General Meeting, five Business Days before the date of the General Meeting, the date of the General Meeting, and the date of any adjournment or postponement thereof.

34.6	A Proposing Shareholder holding (i) at least ten percent (10%), or five percent (5%) of the outstanding voting rights in the Company, if the Company is a Public Company; or (ii) (A) at least ten percent (10%), or five percent (5%) of the outstanding share capital, if the Company is a Public Company; and (B) one percent (1%) or more of the voting rights in the Company, may request, subject to the provisions of Section 63(a)(2) of the Companies Law and Section 63(b)(2) of the Companies Law if applicable, that the Board of Directors convene a Special General Meeting, provided that the request complies with all the applicable requirements of a “Proposal Request” set forth in this Article 34 above, these Articles and applicable laws and stock exchange rules.

35.	Notice of General Meetings. No notices of General Meetings shall be required to be given to Shareholders other than the Registered Shareholders. Notices of General Meetings shall be given as required by the provisions of the Companies Law and other applicable laws.

Proceedings at General Meetings

36.	Quorum and Adjournment. Two (2) or more Shareholders (not in default in payment of any sum referred to in these Articles) present in person by proxy or through a written ballot (to the extent relevant), who hold or represent between or among them at least twenty-five percent (25%) of the Company’s issued share capital shall constitute a quorum at a General Meetings (“the Requisite Quorum”). No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the Requisite Quorum is present when the meeting proceeds to business. A proxy may be deemed to be from more than one Shareholder based on the number of Shareholders it represents.

If within thirty (30) minutes from the time appointed for the General Meeting the Requisite Quorum is not present, the meeting shall be dissolved, but shall stand adjourned to: (i) the same day, at the same time the following week and at the same place; or (ii) to a later date, if so specified in advance in the notice of the General Meeting (each of the adjourned meetings under (i) or (ii) - a “Deferred General Meeting”), and the Company shall not be obligated to give notice to the Shareholders of the Company of such Deferred General Meeting.

In the Deferred General Meeting, all matters for which the General Meeting was summoned shall be discussed, provided that if the Requisite Quorum is not present at the adjourned meeting within thirty (30) minutes from the time appointed for such meeting, subject to the provisions of applicable law, one or more Shareholders present in person or by proxy, shall constitute a quorum, unless the meeting was called pursuant to a request by the Company’s Shareholders in accordance with Article 34.1 above, in which case the quorum required shall be one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such request. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.

37.	Chairperson. The Chairperson of the Board of Directors (the “Chairperson”) shall preside as chairperson at every General Meeting of the Company. If at any meeting such Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairperson of the meeting, any director appointed for such purpose by the Board of Directors shall chair such General Meeting of the Company.

Where there is no chairperson as aforementioned, or if, at any meeting such appointed director is not present fifteen (15) minutes after the time fixed for the start of the meeting or if such appointed director has refused to chair the meeting, the directors present, by a majority of votes amongst them, shall select a director or one of the other Office Holders of the Company present at the meeting, and if they do not do so, the Shareholders present in person or by proxy will elect first, one of the directors and then, one of the other Office Holders (who is not director) who are present to chair the meeting. If all the directors and the other Office Holders are not present, or all the directors and the other Office Holders have refused to chair the meeting, one of the Shareholders or his proxy will be elected to chair the meeting by an Ordinary Majority vote of the Shareholders present and voting, not including abstentions.

38.	Adoption of Resolutions at General Meetings.

38.1	Unless otherwise specifically provided in these Articles or under any applicable law, all resolutions submitted to the Shareholders shall be deemed adopted if approved by an Ordinary Majority. In the event of a tie vote, the proposed resolution shall be rejected. The chairperson of a General Meeting shall have no additional or casting vote.

38.2	The Board of Directors may determine, in its discretion, the matters that may be voted at the General Meeting by written ballot in addition to those matters required to be voted on by written ballot by applicable law.

38.3	Every matter submitted to a General Meeting shall be decided by a count of votes.

38.4	Minutes of each meeting of the Shareholders shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat. Any minutes as aforesaid, if purporting to be signed by the chairperson of the General Meeting shall constitute prima facie evidence of the matters recorded therein.

38.5	Subject to the provisions of the Companies Law, a defect in convening or conducting a General Meeting, including a defect deriving from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

39.	Power to Adjourn.

39.1	The Chairperson of a General Meeting at which a quorum is present may, with the consent of an Ordinary Majority of the Shareholders participating in such meeting in person or by proxy and that participate in such vote (and shall if so directed by an Ordinary Majority at the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Subject to these Articles, it shall not be necessary to give any notice of an adjournment unless the meeting is adjourned for more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

39.2	Where a General Meeting has been adjourned without changing its agenda, to a date which is not more than twenty-one (21) days, notices shall be given for the new date, as early as possible, and by no later than seventy-two (72) hours before the General Meeting.

40.	Voting Power. Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one (1) vote for each share held by such Shareholder, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by proxy, by written ballot or by any other means.

41.	Voting Rights.

41.1	Subject to the terms of applicable law, the right of a Shareholder to vote at any General Meeting (or be counted as a part of the quorum thereat), shall be subject to regulations and procedures with regard to proof of title to the shares prescribed by the Board of Directors and applicable law.

41.2	A company or other corporate body that is a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual Shareholder. Upon the request of the chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the chairperson) shall be delivered to the chairperson and if such authorization is not acceptable to the chairperson, then such person shall not be entitled to exercise any powers on behalf of such Shareholder.

41.3	Any Shareholder entitled to vote may vote either personally or by proxy (the holder of which proxy need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 41.2.

41.4	If two or more persons are registered as joint holders of any share, the vote of the senior holder who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names appear in the Register. Separate guardians or separate executors of estates of a deceased registered Shareholder shall be deemed, for the purposes of this Article 41.4, as joint Shareholders in such cases.

41.5	Minors and legally incompetent persons shall only be allowed to vote through their legal guardian, and any such guardian may vote as a proxy.

42.	Proxy.

42.1	The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

Proxy

I                      (Name of Shareholder) of                                          (Address of Shareholder) being a shareholder of P.V. Nano Cell Ltd. hereby appoint                      (Name of Proxy) of                                          (Address of Proxy) as my proxy to vote for me in my name and stead in respect of                  (Amount of Shares) Ordinary Shares which are held by me, at the General Meeting of the Company to be held on the      day of             , 20     and at any adjournment(s) thereof.

Signed this      day of             , 20

(Signature of Appointer)

or in any usual or common form or in such other form as may be approved by the Board of Directors including an instrument effected through the internet or any other electronic medium and including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy.

Such instrument shall be duly signed by the appointer or his or her duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Board of Directors may demand that the Company be given written confirmation, to its satisfaction, that the given signatories have the authority to bind the corporate body of the appointing Shareholder.

42.2	Unless otherwise prescribed by the Board of Directors, the instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, at its transfer agent, by e-mail to the address of the Company, by e-mail to the address of the transfer agent, or at such place and by such means of communication, as the Board of Directors may specify) not less than forty-eight (48) hours (or such shorter period as may be determined by the Board of Directors or the chairperson of the General Meeting) before the time fixed for the meeting at which the person named in the instrument proposes to vote. Such requirement shall not apply to electronic voting if such is permitted by the Board of Directors and in such even the Board of Directors shall determine the time-frame for such voting.

42.3	Any Shareholder who holds more than one share shall be entitled to appoint a proxy with respect to all or some of its shares or appoint more than one proxy, provided that the instrument appointing a proxy shall include the number and class of shares with respect to which it was issued and only one proxy shall be appointed with respect to any one share.

42.4	To the extent required by the Companies Law, Shareholders shall also be entitled to vote at a General Meeting by means of a written ballot, in the manner set forth in the Companies Law, on issues regarding which the Companies Law prescribes that voting in relation thereto shall be by means of a written ballot and on any other issue regarding which the Board of Directors shall expressly resolve that voting at the General Meeting on the aforesaid issue is to be permitted also by means of a written ballot, regardless of whether this is decided in relation to an issue on the agenda of a particular General Meeting or generally in relation to a particular issue.

43.	Effect of Death of Appointer or Revocation of Appointment. Subject to applicable law, a vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up, evocation or transfer shall have been received by the Company or by the chairperson of the General Meeting before such vote is cast and, provided further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the chairperson of the General Meeting, or otherwise.

44.	Class Meetings. Subject to the provision of the Companies Law and other applicable laws, the provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any Class Meeting.

Board of Directors

45.	Powers of Board of Directors. The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in these Articles, Section 92 of the Companies Law or any other applicable law.

The authority conferred on the Board of Directors by this Article 45 shall be subject to the provisions of the Companies Law, these Articles and any resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such resolution had not been adopted. The Board of Directors may execute any power of the Company that is not specifically allocated by applicable law or by these Articles to another organ of the Company.

46.	Exercise of Powers of Directors. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors. A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon, without taking into account abstentions and with each director entitled to only one (1) vote.

The Chairperson of the Board of Directors will not have an additional or casting vote in the case of a tie. A resolution in writing signed by all directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairperson of the Board of Directors) or to which all such directors have given their written consent (by e-mail, facsimile, letter or otherwise) and which has been signed by the Chairperson of the Board of Directors shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

47.	Committees of the Board of Directors.

47.1	Subject to applicable law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more persons, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (hereinafter referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 47.

47.2	The Board of Directors shall determine, in the conditions of empowerment of a Committee of the Board of Directors, whether specific authorities of the Board of Directors shall be delegated to the Committees of the Board of Directors, in such manner that the decision of the Committee of the Board of Directors shall be considered tantamount to a decision of the Board of Directors, or whether the decision of the Committee of the Board of Directors shall merely constitute a recommendation, subject to the authorization of the Board of Directors.

47.3	Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee of the Board of Directors shall not be empowered to further delegate such powers; and subject to the provisions of the Companies Law and except as otherwise prescribed by the Board of Directors, any resolution by a Committee of the Board of Directors within its authority shall be binding as if it was adopted by the Board of Directors. Nothing in this Article shall be deemed to limit the ability of the Board of Directors to otherwise delegate its powers.

47.4	A person who is not a director shall not serve in a Committee of the Board of Directors to which the Board of Directors has delegated authorities. Persons who are not members of the Board of Directors may serve in a Committee of the Board of Director whose function is merely to advise or submit recommendations to the Board of Directors.

48.	Number of Directors. The number of directors serving on the Board of Directors may be determined from time to time by the Board of Directors provided however that the overall number of directors at a given time be not less than three (3) and not more than seven (7).

49.	Election and Removal of Directors.

49.1	The Board of Directors shall consist of directors appointed and replaced from time to time by the General Meeting by Ordinary Majority. The Chief Executive Officer will be appointed ex-officio to serve as a Director.

49.2	Elections of directors shall be conducted by a separate vote on each candidate. A Director shall hold office until his or her successors are elected and qualified.

49.3	Any Director shall assume his or her position as Director on the date of election to the Board of Directors, unless a later date has been designated in the resolution appointing such Director.
49.4

Subject to the provisions of Article 34.3 above, the Board of Directors (or a committee acting on its behalf, if it is authorized to do so by the Board of Directors) shall have the exclusive authority to recommend a person to be appointed as a director (which may include a person who has served as a director in the Company up to the date of the Annual General Meeting) by the Annual General Meeting.

49.5	The Board of Directors shall have the sole and exclusive power, at any time and from time to time, to appoint any person to be a Director, to fill a vacancy however created. Any such director appointed by the Board of Directors shall be deemed, for all intents and purposes, as having been appointed by the Annual General Meeting, and, without derogating from the generality of the aforesaid, shall serve as a Director until the next Annual General Meeting.

50.	Subject to the foregoing, if a seat be vacated on the Board of Directors, the remaining Directors may at any time act, notwithstanding any such vacancy, provided a legal quorum exists.

51.

Subject to the Companies Law, and for as long as the Company is not a public company as such term is defined in the Companies Law, a Director shall be entitled at any time and from time to time, to appoint, in writing, any person who is qualified to serve as a Director, to act as his/her alternate, and the Director may at any time terminate the appointment of such person. The appointment of an alternate Director does not annul the responsibility of the appointing Director and such responsibility shall continue to apply to such appointing Director - taking into account the circumstances of the appointment.

Alternate Directors shall be entitled, while holding office, to receive notices of meetings of the Board and to attend and vote as a Director at any meeting at which the appointing Director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing Director.

The document appointing an alternate Director must be submitted to the Chairperson no later than at the opening of the first Board meeting to be attended by such alternate Director.

52.	Cessation of Office.

52.1	The office of a director shall become vacant by the director’s written resignation in accordance with the procedures set forth by applicable law. Such resignation shall become effective on the date set forth in such letter of resignation, or upon the delivery thereof to the Company, whichever is later.

52.2	The office of a director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such director’s death, (ii) such director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such directors is no longer fit to serve as a director in accordance with Section 228A of the Companies Law, (iv) such director is removed by a court of law in accordance with Section 233 or the Companies Law, (v) such director becomes legally incompetent, (vi) if such director is an individual, such director is declared bankrupt, (vii) if such director’s term of office has expired, (viii) if such director is a corporate entity, upon its winding-up or liquidation, whether voluntary or involuntary, or (iv) if such director is prohibited by applicable law or listing requirements from serving as a director of the Company.

53.	Remuneration of Directors. Subject to the provisions of the Companies Law, the Company may pay directors remuneration and/or grant them Securities in consideration for the fulfillment of their positions as directors (and for their special services) . The Company may reimburse directors for their reasonable expenses for traveling, board and lodging and other expenses connected with their participation at meetings of the Board of Directors and the performance of their duties as directors.

54.	Conflict of Interests. Subject to the provisions of any applicable law, the Company may enter into any contract or otherwise transact any business with any Office Holder in which contract or business such Office Holder has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly. The Board of Directors shall be entitled to delegate its approval power under Section 271 of the Companies Law to a Committee of the Board of Directors or to such person it deems appropriate, whether generally, with respect to a certain contract or transaction or with respect to certain types of contracts or transactions, and the power of such committee or person shall be regarded as another method of approval within the meaning of Section 271 of the Companies Law.

Proceedings of the Board of Directors

55.	Meetings. The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the directors think fit, provided that the Board of Directors shall convene at least once every three (3) calendar months. Prior notice of the convening of the Board of Directors shall be given to all members of the Board of Directors a reasonable period of time before the time for the meeting, but in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period or subject to applicable law, such notice as to a particular meeting is waived in writing by all of the directors. The Board of Directors may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

56.	Notices. The Chairperson shall specifying the place, date, hour and agenda of such meeting. The Company may require each director to provide it with a fax number or e-mail address to which the Company may send notices and which shall be deemed to have been received by such director upon transmission. Any notice of a meeting of the Board of Directors may be verbal, by means of a telephone call, in writing, by fax or by E-mail.

57.	Quorum. Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or by any other means of communication by which the directors may hear each other simultaneously, of a majority of the directors then in office (as conclusively determined by the Chairperson of the Board of Directors).

If within half an hour from the time appointed for the holding of a Board of Directors meeting a quorum is not present, the Board of Directors meeting shall stand adjourned to the same time and place on the next business day or to such other day, time and place as the Chairperson may appoint by notice to the Directors, and at such adjourned Board of Directors meeting the necessary quorum for the business for which the original Board meeting was called shall be at least two (2) Directors present.

58.	Chairperson of the Board of Directors. The Board of Directors may from time to time (i) elect one of its members to be its Chairperson, and (ii) remove such Chairperson from office and appoint another in his place. The Board of Directors may appoint one (1) or more of its members as a deputy Chairperson of the Board of Directors, who shall serve as an acting chairperson in the Chairperson’s absence.

The Chairperson shall preside at every meeting of the Board of Directors, but if he or she is not present within fifteen (15) minutes of the time fixed for the meeting, or if the appointed Chairperson has previously notified Board of Directors that he or she will not attend the meeting or is unwilling to take the chair, and the deputy Chairperson of the Board of Directors is not present or unwilling to take the chair, the directors present shall choose one of their number to be the chairperson of such meeting.

59.	Validity of Acts Despite Defects. Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, shall be as valid as if there were no such defect or disqualification notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings, any of them or any person(s) acting as aforesaid or that they or any of them were disqualified or any other defect in the proceedings.

60.	Minutes. Minutes of each meeting of the Board of Directors (or any Committee of the Board of Directors) shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat. Any minutes as aforesaid, if purporting to be signed by the chairperson of the meeting or by the chairperson of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Chief Executive Officer

61.	Appointment. The Board of Directors shall appoint from time to time one or more persons, as chief executive officer(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title) (the “Chief Executive Officer”). The appointment of the Chief Executive Officer may be either for a fixed term or without any limitation of time. Subject to the terms of the employment (or service) agreement of the Chief Executive Officer and any applicable law, the Board of Directors may from time to time remove or dismiss the Chief Executive Officer from office and appoint another or others in the Chief Executive Officer’s place.

62.	Subject to the Companies Law and the terms set forth in these Articles, the Chief Executive Officer shall manage the business of the Company pursuant to the policies determined by the Board of Directors.

63.	The Board of Directors (and, so long as required by applicable law, the Compensation Committee, if appointed, and the Shareholders unless exempted from Shareholder approval) may from time to time determine the Chief Executive Officer’s remuneration and other terms and conditions of the Chief Executive Officer’s employment, subject to the terms of his employment agreement and the provisions of any applicable law. Subject to the provisions of the Companies Law, all Company employees shall be subordinate, directly or indirectly, to the Chief Executive Officer of the Company. The Chief Executive Officer of the Company shall have the right to remove any Company employee from his position and/or terminate the employment of any such employee with the Company and, subject to the provisions of the Companies Law, may delegate such powers to other employees of the Company.

Indemnity, Release and Insurance

64.	Indemnity. Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder, to the fullest extent permitted by applicable law, in respect of any liability imposed on the Office Holder or incurred by him in respect of any act or omission or alleged act or omission (each, an “Action”) performed by him in his capacity as an Office Holder, in respect of the following:

64.1	Any financial liability imposed on such Office Holder or incurred by an Office Holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court;

64.2	Reasonable litigation expenses, including without limitation attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by the Office Holder or charged to such Office Holder by court, (i) in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person; or (ii) in any criminal proceeding in which the Office Holder is acquitted; or (iii) in any criminal proceeding for an offense which does not require proof of criminal intent and of which the Office Holder is convicted;

64.3	Reasonable litigation expenses, including without limitation attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by an Office Holder as a result of an investigation or proceeding instituted against the Office Holder by an authority authorized to conduct such investigation or proceeding, which: (i) is Concluded Without The Filing Of An Indictment (as defined in the Companies Law) against the Office Holder and without the imposition on the Office Holder of any Financial Obligation In Lieu of Criminal Proceedings (as defined in the Companies Law), or (ii) which is Concluded Without The Filing Of An Indictment against the Office Holder, but with the imposition on the Office Holder of a Financial Obligation In Lieu of Criminal Proceedings in respect of an offense that does not require proof of criminal intent or in connection with a financial sanction; and

64.4	A financial obligation imposed upon an Office Holder and reasonable litigation expenses, including without limitation reasonable attorney fees, expended by the Office Holder as a result of an Administrative Proceeding (as defined below) instituted against the Office Holder. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

In these Articles, “Administrative Proceeding” shall mean a proceeding pursuant to Chapter H’3 (Imposition of Financial Sanctions by the Securities Authority), H’4 (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee) or I’1 (Arrangement to Prevent the Initiation of Proceedings or to Conclude Proceedings, Subject to Conditions) of the Securities Law.

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may resolve to undertake in advance to indemnify the Company’s Office Holders, to the fullest extent permitted by applicable law, for those liabilities and expenses described in sub-Articles 64.1 - 64.4 provided that, with regard to those liabilities and expenses described in Article 64.1, the undertaking to indemnify will be limited to events that, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual activity at the time of the undertaking, and to amounts and/or criteria that the Board of Directors has resolved that are reasonable in the circumstances, and that such limitations (of events and amounts and/or criteria) shall be indicated in the undertaking to indemnify.

Subject to the provisions of the Companies Law, if so requested by an Office Holder, and subject to the Company’s right of reimbursement, the Company may advance amounts to cover such Office Holder’s expenses with respect to an Actions for which such Office Holder is entitled to indemnity under sub-Articles 64.1 - 64.4 above.

The indemnity amount payable hereunder shall be in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to any such indemnification arrangement.

65.	Release. Subject to the provisions of the Companies Law, the Company may release, in advance, an Office Holder from liability to the Company for damages which arise from breach of such Office Holder’s duty of care to the Company (as such term is defined under the Companies Law) other than with respect to liability arising out of a Prohibited Distribution (as such term is defined under the Companies Law).

66.	Insurance. Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act or omission or alleged act or omission performed in his capacity as an Office Holder, in respect of each of the following:

66.1	A breach of his duty of care to the Company or to another person; or

66.2	A breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company; or

66.3	A financial liability imposed on the Office Holder in favor of another person; or

66.4	A financial obligation imposed upon an Office Holder and reasonable litigation expenses, including without limitation attorney fees, expended by the Office Holder as a result of an Administrative Proceeding instituted against him. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

In any event in which the Company is entitled to receive insurance compensation under a liability insurance policy, it is agreed and acknowledged that the Company is authorized to provide Office Holders with priority over the Company’s entitlement to receive such insurance compensation under that policy.

67.	The provisions of Articles 64 to 66 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board of Directors of the Company.

For the purposes of Articles 64 to 66 above, the term Officer Holder shall include the Office Holders of any subsidiary of the Company.

68.	In accordance with the provisions of Section 263 of the Companies Law, Articles 64 and 66 shall not apply under any of the following circumstances: (i) a breach of an Office Holder’s duty of loyalty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company; (ii) a reckless or intentional violation of an Office Holder’s duty of care, excluding a breach arising out of the negligent conduct of the Office Holder; (iii) an intentional action or omission by an Office Holder in which such Office Holder intended to have unlawful personal gain; and (iv) a fine or forfeit levied against the Office Holder.

69.	Any amendment to the Companies Law, the Securities Law or any other applicable law, statute or rule adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 64 and 66 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law, the Securities Law or such other applicable law, statute or rule.

Dividends and Benefit Shares

70.	Subject to the provisions of the Companies Law and these Articles, a resolution of the Company regarding a distribution of dividends or benefit shares shall be passed by the Board of Directors.

71.	Any distributions of dividends, if any, will be effected on a prorated basis among the Shareholders in proportion to the number of Shares held by them, and the Board of Directors may designate an effective date for payment and entitlement.

72.	The Board of Directors resolving to distribute a dividend may resolve that the dividend be paid, fully or partially, in cash or by means of distributing specific assets, including Securities or any other way, at its discretion.

73.	The Board of Directors shall be able, prior to it resolving upon the distribution of dividends, to set aside from out of the profits of the Company, amounts, as it shall deem to be advisable, as a reserve fund for exceptional requirements, or for equalization of dividends or for special dividends or for the repair, the improvement or the maintenance of property of the Company, and for any other purpose as the Board of Directors, in its absolute discretion, shall deem to be beneficial to the interests of the Company; and it shall be able to invest and expend the amounts which are set aside as mentioned above in such investments and expenses which shall be found to be appropriate and from time to time to deal with these investments or expenses and to alter them and to make use of the entirety thereof or part thereof for the benefit of the Company, and it may divide the reserve fund into special funds, as it shall find to be appropriate, and to use the fund or any part thereof in the businesses of the Company, without being obligated to hold them separately from the remainder of the assets of the Company.

74.	The Company shall give notice to the Registered Shareholders entitled to receive dividends in an amount of at least the NIS equivalent of $10 (ten US dollars) as at the date of declaration, to the address appearing in the Register, of his entitlement as aforesaid and shall request his instructions as to the manner of transferring the sum of the dividend to his possession. Pending receipt of instructions as aforesaid from a Registered Shareholder, such sum shall be deemed to be unclaimed and the provisions of Article 80 shall apply.

75.	Implementation of Powers. The Board of Directors may settle any difficulty which may arise in regard to the distribution of dividends as it thinks expedient, and, in particular, may issue fractional certificates, and may determine that cash payments shall be made to any Shareholders, or that fractions of less value than the nominal value of one (1) share may be disregarded in order to adjust the rights of all parties, and may vest any such cash with a trustee in trust for the persons entitled to the dividend as may seem expedient to the Board of Directors.

76.	Deductions from Dividends. The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a Share, any and all sums of money then payable by such Shareholder to the Company on account of any matter or transaction or as required to be paid by law.

77.	Retention of Dividends. The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a Share in respect of which any person is, under these Articles, entitled to become a Shareholder, or which any person is, under these Articles, entitled to transfer, until such person shall become a Shareholder in respect of such Share or shall transfer the same.

78.	Interest. No dividend or other benefit in respect of shares shall bear interest against the Company.

79.	Mechanics of Payment. Any dividend or other moneys payable in cash in respect of a Share may be paid by check sent through the post to, or left at, the registered address of the Registered Shareholder or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may by writing direct. Every such check shall be made payable to the order of the Registered Shareholder, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

80.	Unclaimed Distribution. All unclaimed dividends or other moneys payable in respect of a Share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. Subject to applicable law, the payment by the Board of Directors of any unclaimed dividend or such other money into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

Borrowing Powers

81.	The Company may, by resolution of the Board of Directors, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board of Directors, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled authorized capital for the time being.

The Company may, from time to time, by resolution of the Board of Directors, borrow funds or guarantee and/or provide securities for the payment of any sum by Company or by any other third party.

The Company may, by resolution of the Board of Directors, borrow or secure the payment of such sums in the manner and under the conditions as it deems fit, whether by means of issuing debt Securities, whether against a floating charge on all or a portion of the Company’s assets, whether owned at such time or in the future, including capital not yet called, against liens or other security interests of any kind. Any debt Securities may be issued at a discount or a premium or in any other matter and on such terms and conditions that the Board of Directors deems appropriate, including with conversion, redemption or allotment rights.

Signatory Rights

82.	The Board of Directors shall be entitled to authorize any person or persons (who need not be an Office Holder) to act and sign on behalf of the Company, and the signature of such person(s) on behalf of the Company, together with the Company’s name in print, stamp or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of such person’s authority.

Notices

83.	All notices and other communications made pursuant to these Articles shall be in writing. Any notice shall be deemed to have been served three (3) Business Days after it has been posted (five (5) Business Days if sent internationally), or when actually received by the addressee if sooner. Notice given by facsimile or electronic mail or other similar form shall be deemed to have been served one (1) Business Day after being sent or when actually received by the addressee if sooner. A declaration in writing of a person authorized therefor by the Company or an authorized person from the Company’s designated transfer agent stating that a notice was sent to a Shareholder shall suffice as evidence of the same for the purposes of this Article. The term “Address” means, (i) with respect to each Shareholder - such Shareholder’s post address, facsimile number or email address, as the case may be, as specified in the Register; and (ii) with respect to the Company - the address of the Office.

A Shareholder may change or supplement the Address for service of any notice pursuant to these Articles, or designate additional addresses, facsimile numbers and email addresses for the purposes of this Article 83 by giving the Company a written notice of the new contact details in the manner set forth above.

If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 83. All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register, and any notice so given shall be sufficient notice to all of the holders of such Share. Any Shareholder whose address is not set forth in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. If notice is given in more than one of the manners specified above, it shall be deemed to have been received on the earliest date on which it is deemed to have been delivered, as provided above.

Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

Notwithstanding anything to the contrary contained herein and to the extent permitted under the Companies Law, notice by the Company of a General Meeting, containing the information required to be set forth in such notice under these Articles, which is published, within the time otherwise required for giving notice of such meeting, in: (i) at least two daily newspapers in the State of Israel shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel; and (ii) one daily newspaper in the City of New York and in one international wire service shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located outside the State of Israel.

84.	Notwithstanding anything to the contrary contained herein and subject to the provisions of the Companies Law, notice to a Shareholder shall be deemed to have been duly delivered if notice is provided in any manner prescribed by applicable law.

85.	Subject to applicable law, any Shareholder, director or any other person entitled to receive notice in accordance with these Articles or under applicable law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly delivered, and all proceedings or actions for which the notice was required will be deemed valid.

86.	The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice by any Shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolutions adopted by such meeting.

Merger and Business Combinations

87.	Subject to the provisions of applicable law, if the approval of the General Meeting to a “Merger” (as defined in the Companies Law) is required by law, the “Merger” shall be approved by an Ordinary Majority at a General Meeting or at a Class Meeting, if any, as the case may be.

88.

	88.1	Notwithstanding any other provision of these Articles and subject to the provisions of any applicable law, the Company shall not engage in any Business Combination (as defined below) with any Interested Shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

		(i)	Prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

		(ii)	Upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Shares (as defined below) of the Company outstanding at the time the transaction commenced.

88.2	As used in this Article only, the term:

	(i)	“Affiliate” means a Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.

	(ii)	“Associate” when used to indicate a relationship with any Person, means: (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Share; (b) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

	(iii)	“Business Combination” when used in reference to the Company and any Interested Shareholder of the Company, means:

(a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company with (1) an Interested Shareholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by an Interested Shareholder and as a result of such merger or consolidation Article 88.1 is not applicable to the surviving entity;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company, which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all of the outstanding shares of the Company;

(c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into, shares of the Company or any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary, which security is distributed pro-rata to all holders of shares of the Company subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (4) any issuance or transfer of shares by the Company; provided, that in no case under (2)-(4) above shall there be an increase in the Interested Shareholder’s proportionate share of the shares or of the voting shares of the Company;

(d) any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect directly or indirectly of increasing the proportionate share of the shares of any class or series or securities convertible into the shares of any class or series of the Company or of any such subsidiary which is owned by the Interested Shareholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such company), of any loans, advances, guarantees, pledges or any other financial benefits (other than those expressly permitted in subparagraphs 88.2 (iii) (a) - (d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

(iv)	“Control” including the term “Controlling”, “Controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Shares, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares in good faith and not for the purpose of circumventing this Article as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)	“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that is the Owner of fifteen percent (15%) or more of the outstanding Voting Shares of the Company. Notwithstanding the foregoing, the term Interested Shareholder shall not include any Person whose ownership of outstanding Voting Shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such person acquires additional Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of subparagraph (ix) of this Article 88.2 but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

(vii)	“Share” means with respect to any corporation shares of its capital and with respect to any other entity any equity interest.

(viii)	“Voting Shares” means with respect to any corporation Shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Shares shall refer to such percentage of the votes of such Voting Shares.

(ix)	“Owner” including the terms “own” and “owned”, when used with respect to any Share, means a Person that individually or with or through any of its Affiliates or Associates:

(a) beneficially owns such share, directly or indirectly; or

(b) has (1) the right to acquire such share (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise; provided however, that a Person shall not be deemed the owner of share tendered pursuant to a tender or exchange offer made by such Person; or any of such Person’s Affiliates or Associates until such tendered shares are accepted for purchase or exchange; or (2) the right to vote such share pursuant to any agreement, arrangement or understanding; provided however, that a person shall not be deemed the owner of any share because of such person’s right to vote such share if the agreement, arrangement, or understanding to vote such share arises solely from a recoverable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subparagraph (ix)(b)(2) of this Article) or disposing of such Share with any other Person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such share.

Winding Up

89.	If the Company is wound up on liquidation or dissolution, then, subject to applicable law, all the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the sum paid on account of the nominal value of the shares held by them. A voluntary winding up of the Company shall require the approval set forth in the Companies Ordinance or any other approval as may be required by any applicable law.

90.	Subject to the provisions of the Companies Law and the rights attached to the various classes of shares existing in the Company, the liquidator may, by special resolution of the Company, distribute in specie among the Shareholders all or part of the surplus property, and the liquidator may further, by such special resolution, deposit any part of the surplus property with trustees who shall hold same in trust in favor of the Shareholders, as the liquidator shall deem fit.

91.	In order to distribute the surplus property in specie, the liquidator may determine the value of the distributable assets and decide how such distribution shall be implemented among the Shareholders, taking into account the rights attached to Shares held by each of the Shareholders of the Company.

Amendment of these Articles

92.	Subject to applicable law, any amendment of these Articles shall require a resolution to be adopted by a General Meeting of the Shareholders by shareholders holding at least a majority of the outstanding shares capital of the Company having the right to vote, voting in person or by proxy at such General Meeting, except with respect to Articles 47-49, 55-58, 88 and 92 which shall require the approval of the shareholders holding at least sixty percent present (60%) of the outstanding shares capital of the Company having the right to vote, voting in person or by proxy at such General Meeting (a “Special Majority”).

Subject to applicable law, and unless provided otherwise herein, a resolution passed at a General Meeting by a Special Majority which purports to amend any of the provisions set forth herein, shall be deemed a resolution to amend these Articles even if not expressly stated as such in the resolution or at the General Meeting.

Conflicting Provisions

93.	As of the date that these Articles were duly adopted by the Shareholders, these Articles automatically replace and amend any and all previously adopted articles of association of the Company.

Internal Auditor

94.	The Company may appoint an internal auditor and shall do so if it becomes a public company. The internal auditor of the Company shall be appointed in accordance with the rules and regulations of the Companies Law, and shall report to the chairperson of the Board of Directors or as otherwise determined by the Board of Directors. Notwithstanding the forgoing, in even that that the chairman of the Board of Directors is an executive officer of the Company, the internal auditor shall report to the chairman of the Company’s Audit Committee.

95.	The internal auditor shall file with the Board of Directors a proposal for an annual or other periodic work plan, which shall be approved by the Board of Directors).

Independent Auditor

96.	The independent auditors of the Company shall be appointed by resolution of the Company’s Shareholders at the Annual General Meeting and shall serve until its/their re-election, removal or replacement by subsequent resolution. The Board of Directors shall have the power and authority to fix the remuneration of the independent auditors for audit services as well as for other services.

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